Exhibit 99.2

PBF Energy Announces Pricing of Secondary Public Offering

PARSIPPANY, NJ – June 12, 2014 – PBF Energy Inc. (NYSE: PBF) (“PBF Energy”) announced today that the underwritten secondary offering (the “Offering”) of 18,000,000 shares of its Class A common stock by funds affiliated with The Blackstone Group and First Reserve Management, L.P. (the “Selling Stockholders”) has been priced for total gross proceeds (before underwriter’s discounts and commissions) of approximately $540.0 million. The underwriters have offered the shares of Class A common stock at prevailing market prices or otherwise from time to time through the New York Stock Exchange, in the over-the-counter-market, through negotiated transactions or otherwise. The Selling Stockholders will receive all of the proceeds from the Offering. The offering is expected to close on or about June 17, 2014, subject to customary closing conditions.

Citigroup and Deutsche Bank Securities are the underwriters of the Offering. The offering of these securities is being made by means of a prospectus supplement and the accompanying prospectus only, copies of which may be obtained from Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146) or from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005-2836 (tel: 800-503-4611), or by e-mail at prospectus.cpdg@db.com.

This offering is being made pursuant to PBF Energy’s registration statement relating to these securities, which has been filed with, and declared effective by, the Securities and Exchange Commission. The registration statement is available on the Commission’s web site at http://www.sec.gov under the registrant’s name. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and approximately 50.2% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994